Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO THE SECOND AMENDED
AND RESTATED RECEIVABLES PURCHASE AGREEMENT
THIS FIFTH AMENDMENT TO THE SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of July 12, 2013 (this “Amendment”), is entered into by and among U. S. STEEL RECEIVABLES LLC, a Delaware limited liability company, as Seller (the “Seller”), UNITED STATES STEEL CORPORATION (in its individual capacity, “USS”), a Delaware corporation, as initial Servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the FUNDING AGENTS listed on the signature pages hereto, the CP CONDUIT PURCHASERS listed on the signature pages hereto, the COMMITTED PURCHASERS listed on the signature pages hereto, the LC BANKS listed on the signature pages hereto and THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as Collateral Agent for the CP Conduit Purchasers, Committed Purchasers and LC Banks (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used and not otherwise defined herein are used as defined in the Second Amended and Restated Receivables Purchase Agreement, dated as of September 27, 2006 (as amended or otherwise modified through the date hereof, the “Agreement”), among the Seller, the Servicer, the CP Conduit Purchasers from time to time party thereto, the Committed Purchasers from time to time party thereto, the LC Banks from time to time party thereto, the Funding Agents and the Collateral Agent.
WHEREAS, the parties hereto desire to amend the Agreement in certain respects as provided herein.
NOW THEREFORE, in consideration of the premises and other material covenants contained herein, the parties hereto agree as follows:
SECTION 1.    Amendments to the Agreement. The Agreement is hereby amended as follows:
(a)    Section 1.8 of the Agreement is hereby amended by replacing existing clause (b) thereof with the following:
(b)    The Seller or the Servicer, as the case may be, shall, to the extent permitted by law and not otherwise included within the definition of “Discount” or otherwise provided hereunder, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 4.00% per annum above the Eurodollar Rate (or, if the Eurodollar Rate is unavailable at such time, the Base Rate), as applicable, payable on demand.
(b)    Sections 1.9, 1.10 and 1.11 of the Agreement are hereby amended by replacing them in their entirety with the new Sections 1.9, 1.10 and 1.11 attached hereto as Exhibit A.

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(c)    Section 1.13 of the Agreement is hereby amended by replacing existing clause (a) in its entirety with the following:
(a)    The Seller may request the extension of any Purchaser Group’s Commitment Expiry Date for an additional one-year period from any Purchaser Group’s Commitment Expiry Date then in effect by providing the applicable Funding Agent with a written request for such extension no fewer than forty-five (45) days, but no more than sixty (60) days prior to July 12, 2014 and each yearly anniversary of such date. The related Funding Agent shall provide written notice to each other Funding Agent and the Seller on or prior to the thirtieth (30th) day (the “Consent Date”) following the applicable Funding Agent's actual receipt of such written request for extension of its desire to extend (any such Funding Agent’s Purchaser Group, an “Extending Committed Purchaser”) or not to so extend (any such Funding Agent’s Purchaser Group, a “Non-Extending Committed Purchaser”) such date.
(d)    Clause (ii) of Section 1.22 of the Agreement is hereby amended by deleting the phrase “, it being acknowledged that such conditions are not required for the making of participation advances hereunder” where it appears therein.
(e)    Clause (x) of Section 3.1 of the Agreement is hereby amended by deleting the word “or” where it appears therein at the end of such clause.
(f)    Clause (xi) of Section 3.1 of the Agreement is hereby amended by deleting the period where it appears therein and replacing it with the phrase “, or”.
(g)    Section 3.1 of the Agreement is hereby amended by adding thereto the following clauses (xii) immediately after existing clause (xi) thereof:
(xii)     any Taxes (other than Excluded Taxes) imposed upon any Indemnified Party or upon or with respect to the Pool Receivables and any Taxes (other than Excluded Taxes) that arise because a purchase or Transfer is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 1.10(k), all interest and penalties thereon or with respect thereto, and all costs and expenses related thereto or arising therefrom, including the fees and expenses of counsel in defending against the same, which Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of any Pool Receivables (or of any interest therein) or Related Security which secure any such Pool Receivables or Related Security.
(h)    Clause (c) of Section 6.3 of the Agreement is hereby amended by adding thereto the following paragraph immediately following the last paragraph thereof:

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Each Committed Provider that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the amounts of each Participant’s interest in the Capital, Letters of Credit, Commitments or other rights or obligations hereunder (the “Participant Register”); provided that no Committed Provider shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in the Capital, Letters of Credit, Commitments or other rights or obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Capital, Letters of Credit, Commitments or other rights or obligations hereunder is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Provider shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register.
(i)    Section 6.3 of the Agreement is hereby amended by adding thereto the following clauses (f) and (g) immediately after existing clause (e) thereof:
(f)    Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may pledge, or grant a security interest in, all or any portion of its rights under this Agreement to secure its obligations to a Federal Reserve Bank without any notice to, or consent of, the Seller; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations under this Agreement or substitute any such pledgee or grantee for such Purchaser as a party to this Agreement.
(g)    Register. The Collateral Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on the signature page of this Agreement (or such other address determined by the Collateral Agent in its sole discretion with notice thereof to the Seller and each Funding Agent) a copy of each Assignment Agreement and Transfer Supplement delivered to and accepted by it hereunder and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser Group and the aggregate outstanding Capital (and stated interest, if any, thereon) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register as a Purchaser under this Agreement for all purposes hereof. The Register shall be available for inspection by the parties

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hereto at any reasonable times and from time to time upon reasonable prior notice.
(j)    Section 6.8 of the Agreement is hereby amended by replacing it in its entirety with the following:
Section 6.8.    Survival of Termination. The provisions of Sections 1.8, 1.9, 1.10, 1.22, 3.1, 3.2, 3.3, 5.8, 6.4, 6.5, 6.6, 6.9, 6.12 and 6.13 shall survive any termination of this Agreement.
(k)    The Bank of Nova Scotia, as a Committed Purchaser, as an LC Bank, as a Funding Agent and as the Collateral Agent, hereby designates the following address and facsimile number as the address and facsimile number to be used for all notices and other communications provided for under the Agreement:
Address:
Scotiabank
    40 King Street West, 55th Floor
    Toronto, ON, M5H 1H1
    Attention: Paula J. Czach
    Telephone No.: (416) 865-6311
With a copy to:
The Bank of Nova Scotia
    One Liberty Plaza
    New York, New York 10006
    Attention: Darren Ward
    Telephone No.: (212) 225-5264
    Facsimile No.: (212) 225-5274
(l)    The definition of “Affected Person” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“Affected Person” means the Collateral Agent, any Funding Agent, any Purchaser, any Program Support Provider or any of their respective Affiliates.
(m)    The definition of “Commitment” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“Commitment” means, with respect to any Purchaser Group, at any time, (i) with respect to Bank of Nova Scotia’s Purchaser Group, $325,000,000, (ii) with respect to PNC Bank, National Association’s Purchaser Group, $300,000,000 or (iii) the amount set forth in any Assumption Agreement or Transfer Supplement pursuant to which a

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Purchaser Group becomes a party to the Agreement, in each case: (x) as such amounts may be increased or reduced from time to time pursuant and in accordance with the terms of the Agreement and the other Transaction Documents, and (y) which shall be inclusive of the LC Sub-Commitment for the related LC Bank for such Purchaser Group.
(n)    The definition of “Commitment Expiry Date” set forth in Exhibit I to the Agreement is hereby amended by replacing the date “July 18, 2014” where it appears therein with the date “July 12, 2016”.
(o)    The definition of “Concentration Account” is hereby amended by replacing the phrase “Mellon Bank, N.A.” where it appears therein with the phrase “The Bank of New York Mellon”.
(p)    The definition of “Concentration Reserve Percentage” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“Concentration Reserve Percentage” means 20%.
(q)    The definition of “Governmental Authority” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
(r)    The definition of “LC Sub-Commitment” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“LC Sub-Commitment” means, with respect to any Purchaser Group, at any time, (i) with respect to Bank of Nova Scotia’s Purchaser Group, $125,000,000, (ii) with respect to PNC Bank, National Association’s Purchaser Group, $125,000,000 or (iii) the amount set forth in any Assumption Agreement or Transfer Supplement pursuant to which a Purchaser Group becomes a party to the Agreement.
(s)    The definition of “Reserve Adjustment Factor” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:
“Reserve Adjustment Factor” means 2.25.
(t)    The definition of “Standard & Poor’s” set forth in Exhibit I to the Agreement is hereby amended by replacing it in its entirety with the following:

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“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
(u)    The following new defined terms are hereby added to Exhibit I to the Agreement in appropriate alphabetical order:
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of Section 1.10.
“Change in Law” means the occurrence, after July 12, 2013, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or gross or net receipts or that are franchise Taxes or branch profits Taxes.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated) or gross or net receipts, franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account

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of such Purchaser with respect to an applicable interest in the Purchased Interest, Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Purchased Interest, Capital or Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 1.10, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 1.10(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any U.S. Treasury regulations promulgated thereunder or official IRS interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower, USS or any of their Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“IRS” means the United States Internal Revenue Service.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document.
“Participant Register” has the meaning set forth in Section 6.3(c).

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“Register” has the meaning set forth in Section 6.3(f).
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published by OFAC from time to time.
“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available as published by OFAC from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 1.10.
“Withholding Agent” means the Borrower, the Servicer and the Collateral Agent.
(v)    Section 1 of Exhibit III to the Agreement is hereby amended by adding thereto the following clauses (s) and (t) immediately after existing clause (r) thereof:
(s)    OFAC. The Seller is not a Sanctioned Person. To the Seller’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Seller and its Affiliates: (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Seller nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(t)    Tax Status. Seller is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.
(w)    Section 2 of Exhibit III to the Agreement is hereby amended by adding thereto the following clause (l) immediately after existing clause (k) thereof:

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(l)    OFAC. The Servicer is not a Sanctioned Person. To the Servicer’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Servicer and its Affiliates: (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Servicer nor any of its Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(x)    Clauses (c) and (d) of Section 3 in Exhibit IV to the Receivables Purchase Agreement are replaced in their entirety with the following; it being understood and agreed that Kevin Burns satisfies each of the requirements set forth below and is acceptable to the Collateral Agent in his capacity as an Independent Manager of the Seller:
(c)    At least one member of the Seller’s Board of Managers (each, an “Independent Manager”) shall be a natural person who (i) is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (A) an equityholder, director (other than the Independent Manager), officer, employee, member, manager, attorney or partner of USS, Seller or any of their Affiliates, (B) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with USS, Seller or any of their Affiliates, (C) a Person controlling, controlled by or under common control with any such equity holder, partner, member, manager customer, supplier or other person, or (D) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person; (ii) has (x) prior experience as an independent director for a corporation or an independent manager of a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (iii) is reasonably acceptable to the Collateral Agent as confirmed in writing by the Collateral Agent.  Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s Board of Managers (or any similar governing body of the Seller) shall not approve, or take any

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other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless an Independent Manager meeting the criteria specified in this clause (c) has approved the taking of such action in writing before the taking of such action, and (B) such provision and each other provision of such Limited Liability Company Agreement requiring the affirmative vote or approval of the Seller’s Independent Manager cannot be amended without the prior written consent of the Independent Manager;
(d)    The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Seller, USS or any Affiliate thereof;
SECTION 2.    Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Agreement shall remain in full force and effect. All references to the Agreement shall be deemed to mean the Agreement as modified hereby. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Agreement, as amended by this Amendment, as though such terms and conditions were set forth herein.
SECTION 3.    Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof upon receipt by the Collateral Agent of each of the following, each in form and substance satisfactory to the Collateral Agent:

(i)	counterparts of this Amendment duly executed by each of the parties hereto;

(ii)	counterparts of the amended and restated Fee Letter, dated as of the date hereof, duly executed by each of the parties thereto;

(iii)
evidence of the payment by the Seller and the Servicer of all fees (including all due diligence costs and expenses and attorneys’ fees, costs and expenses) due and payable as of the date of this Amendment to the Collateral Agent, each Funding Agent and their collective counsel, in each case, reasonably satisfactory to the Collateral Agent and the applicable Funding Agent, as the case may be;

(iv)
opinions of counsel to USS and the Seller, in form and substance reasonably satisfactory to the Funding Agents and customary for transactions similar to those contemplated by the Agreement, with respect to general corporate, no conflicts, enforceability and UCC security interest matters;

(v)	a certificate of the Secretary or Assistant Secretary of each of the Seller and USS certifying the names and true signatures of its officers who are authorized to sign this Amendment;

(vi)
good standing certificates with respect to the Seller and USS issued by the Secretary of State (or similar official) of the state of each such Person's organization and principal place of business; and

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(vii)	a copy an amendment to the Limited Liability Company Agreement of the Seller in form and substance reasonably satisfactory to the Funding Agents, duly executed by each of the parties thereto.
SECTION 4.    Representations and Warranties of USS and Seller; Further Assurances. Each of USS and the Seller hereby represents and warrants to the Collateral Agent, each Funding Agent and each Purchaser as follows:
A.    Representations and Warranties. Each of the representations and warranties made by it under each of the Transaction Documents to which it is a party are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct and correct as of such earlier date).
B.    Enforceability. The execution and delivery by each of the Seller and USS of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within each of its corporate powers and have been duly authorized by all necessary corporate action on each of its parts. This Amendment and the Agreement, as amended hereby, are each of the Seller’s and USS’s valid and legally binding obligations, enforceable in accordance with its terms.
C.    No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Termination Event or Unmatured Termination Event exists or shall exist.
D.    Further Assurances. Each of the Seller and USS hereby agree to provide (or to cause to be provided) to the Collateral Agent and each Funding Agent, a copy of all documents, agreements, instruments, certificates or other records or receipts, if any, relating to the subject matter of this Amendment, as the Collateral Agent or any Funding Agent may reasonably request.
SECTION 5.    Miscellaneous.
A.    This Amendment may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.
B.    The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
C.    This Amendment may not be amended or otherwise modified except as provided in the Agreement.
D.    Any provision in this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability

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without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
E.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).
(signatures begin on the next page)

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
UNITED STATES STEEL CORPORATION,
as initial Servicer

By:     /s/ John Quaid
Name: J. J. Quaid
Title: Vice President & Treasurer

U. S. STEEL RECEIVABLES LLC, as Seller

By:     /s/ John Quaid
Name: J. J. Quaid
Title: Vice President & Treasurer

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LIBERTY STREET FUNDING LLC,
as a CP Conduit Purchaser

By:         /s/ Jill A. Russo
Name:     Jill A. Russo
Title:         Vice President

THE BANK OF NOVA SCOTIA, as a Committed Purchaser for Liberty Street Funding LLC

By:          /s/ Paula J. Czach
Name:     Paula J. Czach
Title:        Managing Director

THE BANK OF NOVA SCOTIA, as LC Bank for the Purchaser Group for which The Bank of Nova Scotia acts as Funding Agent

By:          /s/ Paula J. Czach
Name:     Paula J. Czach
Title:        Managing Director

THE BANK OF NOVA SCOTIA, as Funding Agent for Liberty Street Funding LLC, as CP Conduit Purchaser and The Bank of Nova Scotia, as Committed Purchaser and as LC Bank

By:          /s/ Paula J. Czach
Name:     Paula J. Czach
Title:        Managing Director

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MARKET STREET FUNDING LLC, as a CP Conduit Purchaser

By:         /s/ Doris J. Hearn
Name:     Doris J. Hearn
Title:         Vice President

PNC BANK, NATIONAL ASSOCIATION, as Committed Purchaser for Market Street Funding LLC

By:         /s/ William P. Falcon
Name:     William P. Falcon
Title:         Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as LC Bank for the Purchaser Group for which PNC Bank, National Association acts as Funding Agent

By:         /s/ William P. Falcon
Name:     William P. Falcon
Title:         Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Funding Agent for Market Street Funding LLC, as CP Conduit Purchaser and PNC Bank, National Association, as Committed Purchaser and LC Bank

By:         /s/ William P. Falcon
Name:     William P. Falcon
Title:         Senior Vice President

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THE BANK OF NOVA SCOTIA,
as Collateral Agent

By:          /s/ Paula J. Czach
Name:     Paula J. Czach
Title:        Managing Director

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EXHIBIT A
Section 1.9    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve included in the calculation of the Eurodollar Rate through the Eurodollar Rate Reserve Percentage);
(ii)    subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 1.10, Excluded Taxes or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) affecting this Agreement, the Purchased Interest, any Portion of Capital, any Discount or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as Collateral Agent, a Funding Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) purchasing, funding or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, (C) issuing or maintaining any Letter of Credit or (D) maintaining its obligation to fund or maintain such ownership or any such Portion of Capital or to issue or maintain any such Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Funding Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of (A) this Agreement, (B) the commitments of such Affected Person hereunder or under any related Program Support Agreement, (C) the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital or (D) any Letter of Credit, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Funding Agent), the Seller will pay

706708462 99588428    Exhibit A-1

to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.
(c)    Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 1.9 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 1.9, without regard to whether such effective date has occurred; provided, however, that if (i) the Change in Law does not occur, or (ii) the amount of charges or compensation to which the Affected Person is entitled, calculated based upon the actual Change of Law, differs from the anticipated amount, then an appropriate adjustment shall be made and a refund of any overpayments shall be made to the Seller.
(d)    Certificates for Reimbursement. A certificate of an Affected Person (or its Funding Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities for payment set forth in Sections 1.4 and 1.5 (as applicable), pay such Affected Person, as the case may be, the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.
(e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)    Designation of a Different Lending Office. If any Affected Person requests compensation under this Section, then such Affected Person shall (at the request of the Seller) use reasonable efforts to designate a different lending office for funding or booking its Capital, Letters of Credit or other interests hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section in the future, and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.
Section 1.10    Taxes.

706708462 99588428    Exhibit A-2

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Collateral Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Seller. The Seller hereby indemnifies each Affected Person, within ten days after demand therefor, for the full amount of any (A) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (B) Taxes that arise because a Transfer is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 1.10(k) (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Collateral Agent or any Affected Person (or its related Funding Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority, provided that neither the Collateral Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Collateral Agent), or by the Collateral Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Collateral Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower, USS and their Affiliates have not already indemnified the Collateral Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, USS or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with the second paragraph of Section 6.3

706708462 99588428    Exhibit A-3

(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Collateral Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Funding Agent) by the Collateral Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Collateral Agent to set off and apply any and all amounts at any time owing to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Collateral Agent to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Collateral Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 1.10, the Seller shall deliver to the Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Collateral Agent.
(f)    Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Collateral Agent, at the time or times reasonably requested by the Seller or the Collateral Agent, such properly completed and executed documentation reasonably requested by the Seller or the Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Collateral Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Collateral Agent as will enable the Seller or the Collateral Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 1.10(f)(ii)(A) and (ii)(B) and 1.10(g) below) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(ii)    Without limiting the generality of the foregoing:
(A)    an Affected Person that is a U.S. Person shall deliver to the Seller and the Collateral Agent from time to time upon the reasonable request of the Seller or the Collateral Agent, executed originals of IRS Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;
(B)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Collateral Agent (in such number

706708462 99588428    Exhibit A-4

of copies as shall be requested by the Seller and the Collateral Agent) from time to time upon the reasonable request of the Seller or the Collateral Agent, whichever of the following is applicable:
(1)    in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent such Affected Person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Collateral Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Collateral Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Collateral Agent to determine the withholding or deduction required to be made.

706708462 99588428    Exhibit A-5

(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Affected Person shall deliver to the Seller and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Collateral Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller or the Collateral Agent as may be necessary for the Seller and the Collateral Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.
(h)    Delay in Requests; Designation of a Different Lending Office.  Each Affected Person will promptly notify the Seller of any event of which it has knowledge that will entitle such Affected Person to compensation pursuant to Section 1.10(c), and if any Affected Person requires the Seller to pay any Indemnified Taxes or additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to this Section, then such Affected Person shall (at the request of the Seller) use reasonable efforts to designate a different lending office for funding or booking its Capital, Letters of Credit or other interests hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section in the future, and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.
(i)    Survival. Each party’s obligations under this Section 1.10 shall survive the resignation or replacement of the Collateral Agent or any assignment of rights by, or the replacement of, a Purchaser or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller’s and the Servicer’s obligations hereunder.
(j)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 1.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Collateral Agent in writing of its legal inability to do so.
(k)    Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat any Transfer and purchase of each Purchased Interest under this Agreement as debt (and all Discount and Yield as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.

706708462 99588428    Exhibit A-6

Section 1.11    Inability to Determine Eurodollar Rate; Change in Legality.
(a)    If any Funding Agent shall have determined before the first day of any Accrual Period (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Accrual Period are not available, (ii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Accrual Period or (iii) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Funding Agent) of maintaining any Portion of Capital during such Accrual Period, such Funding Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller before the first day of such Accrual Period. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Alternate Rate determined by reference to the Eurodollar Rate unless and until such Funding Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (ii) with respect to any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Eurodollar Rate, such Alternate Rate shall, on the immediately succeeding Accrual Date, automatically be converted to the Alternate Rate determined by reference to the Base Rate at the respective last days of the then-current Accrual Periods relating to such Portions of Capital.
(b)    If, on or before the first day of any Accrual Period, any Funding Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to the Eurodollar Rate, such Funding Agent shall notify the Seller, the Collateral Agent and each other Funding Agent thereof. Upon receipt of such notice, until the applicable Funding Agent notifies the Seller, the Collateral Agent and each other Funding Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the Eurodollar Rate and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Eurodollar Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (x) on the last day of the then current Accrual Period if such Affected Person may lawfully continue to maintain such Portion of Capital at or by reference to the Eurodollar Rate to such day, or (y) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at or by reference to the Eurodollar Rate to such day.

706708462 99588428    Exhibit A-7